The Alkaline Water Company Reports Another Record Quarter and Reiterates Fiscal 2020 Revenue Guidance of $46 million to $50 million

◾	First Quarter Fiscal 2020 Sales Reach a Record $10.2 Million, up 28.8% Y/Y

◾	Reported Highest Ever Monthly Sales of $3.8 Million in June 2019

◾	Initiated Delivery of Flavor Infused Water in June 2019

◾	Cash on Hand of $10.0 Million Supports Growth Plans

SCOTTSDALE, Ariz. — August 08, 2019 — The Alkaline Water Company Inc. (NASDAQ and TSXV: WTER), a leading producer of premium bottled alkaline drinking water sold under the brand name Alkaline88®, today announced results for the three months ended June 30, 2019. The Company attained record operating results for the quarter.

First Quarter Fiscal 2020 Financial Highlights (Unaudited)
(All amounts are in U.S. dollars)

•	Recorded sales of approximately $10.2 million, up 28.8% compared to first quarter fiscal 2019
•	Reported highest monthly sales in Company history in June 2019
•	Gross profit of $4.1 million and gross margin of 41%
•	Loss per share of ($0.12) compared to ($0.04) in the prior year; (first quarter fiscal 2020 includes ($0.03) for non-cash stock compensation for change in accounting for non-employee stock options)
•	Cash balance of $10.0 million at quarter end

Footprint Continues to Grow

“With more than 4,000 new retail locations added over the past six months, including traditional supermarkets, convenience stores, natural and specialty stores, and many other venues, we have laid the infrastructure for continued sales growth during the remainder of fiscal 2020 and beyond. We continue to see a substantial increase in demand for our product suite in the growing premium water category. Costs increased slightly compared to the same quarter of last year, as we have grown the organization to support our expansion. As we indicated on our June earnings call, this trend is expected due to our East Coast expansion and launch of new products. However, we expect relative costs to moderate over the course of the year as we continue to grow and scale our business,” said Richard A. Wright, President and CEO of The Alkaline Water Company Inc.

Reiterate Fiscal 2020 Revenue Guidance

“In June, we initiated fiscal 2020 revenue guidance that was based on the success of our national expansion, channel expansion and product expansion strategy. Today, I am pleased to reiterate that revenue guidance of $46 million to $50 million for fiscal year 2020, with estimated gross margin of approximately $18 million to $20 million. We anticipate the new flavor infused water to contribute approximately $3 million to $4 million in revenue over the remaining three quarters of our fiscal year 2020.

Our forecasted revenue is based on our expectation that revenue growth will remain consistent for fiscal year 2020, significant sales growth will continue in Southern California, and significant orders will be received from the national-retailers and east coast grocery chains, which have only recently started selling our products. In addition, we assume that we will continue to be able to add co-packing plants and production capacity to satisfy customer demand.

As our sale cycle is an average of 14 days, a slowdown of the growth in any of the areas set forth above during fiscal 2020 or other events could cause actual results to vary materially from this forecast. In addition, sales growth, which may have a significant impact on quarterly and annual revenue, is difficult to predict.

I want to emphasize that we expect to achieve this from our core and new flavor product lines. We have not included any sales of our hemp-derived CBD infused product in this guidance,” added Mr. Wright.

“The substantial positive feedback from distributors and retailers who are new to Alkaline88® points to the quality of our product and supports our confidence that when we launch the hemp-derived CBD beverage, it will achieve strong market response. At the same time, with our relationships with national brokers C.A. Fortune, a relationship that we recently expanded, along with Crossmark and Premier DSD®, we expect growing success in the natural and specialty food silo and crucial convenience store trade. In all, we are excited about the momentum that we are seeing and which we expect will continue as we execute our strategy,” Mr. Wright concluded.

Recent Fiscal 2020 Operating Highlights

•	Expanded natural and specialty food channel with C.A. Fortune and convenience store trade with Crossmark and Premier DSD®
•	WTER shares included in prominent Russell Microcap® Index
•	Initiated delivery of flavor infused water in June 2019
•	Garnered marketing boost when Brand Ambassador Chez Reavie won the 2019 Travelers Championship Tournament sporting Alkaline88® logo
•	Accelerated convenience store growth strategy with several new distribution agreements
•	Added over 1,100 new convenience stores
•	Showcased infused product line at the 98th Annual WAFC Convention and obtained better-than-expected initial orders of over 13 truckloads
•	Expanded e-commerce channel with Peapod, a leading online retailer
•	Launched home delivery for Alkaline88® with DS Waters
•	Alkaline88® remains the #1 selling bulk alkaline water nationally

The following table summarizes the operating results for the three months ended June 30, 2019 and 2018:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Revenue	$10,153,044	$7,880,865
Cost of goods sold	6,028,197	4,491,213
Gross profit	$4,124,847	$3,389,652

Net Loss	$(5,056,188)	$(1,090,584)

National and Channel Expansions Continue

The Company continues to add new retail partners to its already well-established base of retail chains. New venues include Massachusetts-based Albertsons’ subsidiary Shaw’s®, and ShopRite. The Company also continues to expand the availability of Alkaline88® with other retailers, including Whole Foods and Raley’s. These initiatives are expected to further fuel sales growth, as well as to pave the way for a successful introduction of the Company’s infused product line with many of those same retailers, and of its hemp-derived CBD product on a market-by-market basis, once regulations allow.

New Sales Channels Show Strong Results

New distribution relationships with Crossmark, E.A. Berg, and Premier DSD® have delivered strong results. Crossmark is representing the Company nationally with convenience stores. Premier DSD® has a nationwide network of over 1,000 direct store delivery routes, with a focus on convenience stores. Across the board, convenience store national and regional chains, as well as mom-and-pops, report enthusiastic customer responses to our products. Moreover, the Company’s “van program” with EA Berg is proving to be a marketing bonanza that has contributed to accelerating the growth of its single-serving sizes by 65%.

In terms of online sales, the Company has also seen strong results from the new agreement with Peapod, one of the nation’s leading online grocers, as well as with Amazon.com. While the drugstore channel is a fairly new target for the Company, early discussions with several leading drugstore chains have proved extremely encouraging.

Expanding Product Portfolio

The expansion of its product portfolio is a core component of the Company’s growth strategy. The Company recently began focusing on driving sales of single-serve Alkaline88® 1.5- and 1-liter sizes, particularly in the convenience store silo and drug stores. The A88 Infused Beverage Division CBD product line is the first of many new products that the company expects to introduce to the market when legally permissible, as more and more consumers and retailers alike increasingly become aware of the Alkaline88® brand.

The Company intends to comply in full with all federal, state, and local laws, rules and regulations as the Company develops its hemp-derived CBD infused alkaline water and other product lines. The Company will not pursue the commercial production or sale of CBD infused products until legally permitted.  The Company is closely watching and responding to all regulatory developments within the FDA and in each individual U.S. state, and plans to launch its Soothe brand accordingly.

Conference Call

The Company has scheduled a conference call today at 9:00 AM Eastern Time (ET) to review its operating results for the quarter ended June 30, 2019.

Date: Thursday, August 8, 2019
Time: 9:00 AM Eastern Time
Dial-in Number for U.S. and Canadian Callers: 877-407-3088
Dial-in Number for International Callers (Outside of the U.S. and Canada): 201-389-0927

Participating on the call will be the Company’s President and CEO Richard A. Wright and Executive Vice President of Finance Ronald DaVella, who will discuss operational and financial highlights for the fiscal first quarter, as well as its outlook for the full fiscal year 2020.

To join the live conference call, please dial in to the above referenced telephone numbers five to 10 minutes prior to the scheduled call time.

A replay will be available for 30 days starting on August 8, 2019, at approximately 10:30 AM (ET). To access the replay, please dial 877-660-6853 in the U.S. or Canada, and 201-612-7415 for international callers. The conference ID# is 13693419.

About The Alkaline Water Company Inc.
The Alkaline Water Company Inc. (NASDAQ and TSXV: WTER) is a leading producer of premium bottled alkaline drinking water sold under the brand name Alkaline88®. With its innovative, state-of-the-art proprietary electrolysis process, the Company produces healthy, all-natural and great-tasting alkaline water for a balanced lifestyle. Founded in 2012, the Company is headquartered in Scottsdale, Arizona, and focuses on national distribution and marketing for retail sale of Alkaline88®, one of the fastest-growing premium bottled water brands on the market. To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect on Facebook, Twitter, Instagram or LinkedIn.

About Alkaline Water Products
Alkaline88®is a premier 8.8 pH balanced bottled alkaline drinking water enhanced with trace minerals and electrolytes. The product offers consumers the unique opportunity to purchase alkaline water in conveniently packaged 500-milliliter, 700-milliliter, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes. The Alkaline Water Company Inc. is currently in the midst of a national mass-market expansion program, where the product is already available for consumer sales at a growing number of major retail locations across many parts of the United States. Learn more about the science behind alkaline water by visiting www.thealkalinewaterco.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: that with more retail locations added over the past six months, the Company has laid the infrastructure for continued sales growth during the remainder of fiscal 2020 and beyond; that the trend of increasing costs is expected due to the Company’s East Coast expansion and launch of new products; that the Company expects relative costs to moderate over the course of the year as the Company continues to grow and scale its business; the Company’s revenue guidance of $46 million to $50 million for fiscal year 2020; the Company anticipates the new flavor infused water to contribute approximately $3 million to $4 million in revenue over the remaining three quarters of our fiscal year 2020; the Company’s expectation that revenue growth will remain consistent for fiscal year 2020, significant sales growth will continue in Southern California, and significant orders will be received from the national-retailers and east coast grocery chains, which have only recently started selling our products; that the Company will continue to be able to add co-packing plants and production capacity to satisfy customer demand; that when the Company launches the hemp-derived CBD beverage, it will achieve strong market response; that the Company expects growing success in the natural and specialty food silo and crucial convenience store trade; that the Company expects that its momentum will continue as it executes its strategy; that the Company’s initiatives to add new retail partners are expected to further fuel sales growth, as well as to pave the way for a successful introduction of the Company’s infused product line with many of those same retailers, and of its hemp-derived CBD product on a market-by-market basis, once regulations allow; and that early discussions with several leading drugstore chains have proved extremely encouraging.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company’s products will continue to significantly grow; that the past production capacity of the Company’s co-packing facilities can be maintained or increased; that the Company will receive all necessary regulatory approvals for the production and sale of hemp-derived CBD infused water; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company’s products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company’s products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company’s products; and that the Company will be able to obtain additional capital to meet the Company’s growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company’s infused water products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its hemp-derived CBD infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company’s sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company’s control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company’s ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

James Gilmore
Investor Relations
480-656-2423
james@alkaline88.com

Richard A. Wright
President and CEO
480-656-2423
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.